CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment #518/520 to the Registration Statement on Form N-1A of Advisor Series Trust with respect to the filing of the Prospectus and Statement of Additional Information for Orinda Income Opportunities Fund, a series of Advisor Series Trust.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
June 28, 2013